Exhibit 16.1

Deloitte & Touche LLP 155 East Broad Street Columbus, OH 43215-3611 USA Tel: +1 614 221 1000 Fax: +1 614 229 4647 www.deloitte.com

May 5, 2005

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Pinnacle Data Systems, Inc.’s Form 8-K dated May 5, 2005, and have the following comments:

1.	We agree with the statements made in the first, third and fourth sentences of Item 4.01(a).

2.	We have no basis on which to agree or disagree with the statements made in the second sentence of Item 4.01(a), Item 4.01(b) and Item 4.01(c).

Yours truly,

/s/ Deloitte & Touche LLP

Member of Deloitte Touche Tohmatsu